                                                                    Exhibit 23.2

                          CONSENT OF ERNST & YOUNG LLP

   We consent to the reference of our firm under the caption "Experts" and to the use of our report dated April 13, 1999, except Note 2, as to which the date is August 22, 2001, in the Registration Statement on Form S-3 and related prospectus of Kindred Healthcare, Inc., formerly Vencor, Inc. We also consent to the incorporation by reference therein of our report dated April 13, 1999, except Note 2, as to which the date is August 22, 2001, with respect to the financial statements and schedule of Kindred Healthcare, Inc., formerly Vencor, Inc., for the year ended December 31, 1998 included in the Form 10-K, as amended, for 2000 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Louisville, Kentucky

November 7, 2001